Exhibit 23.11

CONSENT OF EXPERT

The undersigned hereby consents to the use of their sections of the report entitled “NI 43-101 Technical Report for the Kirazli and Agi Dagi Project”, dated July 31, 2012, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form 40-F and the Registration Statement on Form S-8 of Alamos Gold Inc.

By:	/s/ Michal Dobr
Name: Michal Dobr
Dated: August 6, 2015